ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements of Business Acquired

Financial Statements of Burger Time Corporation as follows:

(i)

Unaudited balance sheets as of June 27, 2004 and September 28, 2003.

(ii)

Unaudited statements of operations for the nine months ended June 27, 2004 and June 28, 2003.

(iii)

Unaudited cash flow statement for the nine months ended June 27, 2004 and June 28, 2003.

(iv)

Notes to unaudited financial statements as of and for the nine months ended June 27, 2004.

(v)

Independent auditors’ report

(vi)

Audited balance sheet as of December 28, 2003.

(vii)

Audited statements of operations and accumulated deficit for the year ended December 28, 2003.

(viii)

Audited statement of cash flows for the year ended December 28, 2003.

(ix)

Notes to audited financial statements as of and for the year ended December 28, 2003.

BURGER TIME CORPORATION		Exhibit (a)(i)
BALANCE SHEETS (unaudited)

	June 27, 2004	September 28, 2003
ASSETS
CURRENT ASSETS:
Cash	$ 591,700	$ 145,257
Receivables	17,696	102,014
Inventory	35,679	37,556
Prepaid expenses	16,077	15,766

TOTAL CURRENT ASSETS	661,152	300,593

PROPERTY AND EQUIPMENT
Land	833,793	826,118
Equipment	1,281,623	1,281,623
Vehicles	78,380	78,380
Building	1,104,782	1,104,782
Total property and equipment	3,298,578	3,290,903
Less accumulated depreciation	(1,782,611)	(1,743,860)
Net property and equipment	1,515,967	1,547,043

TOTAL ASSETS	$ 2,177,119	$ 1,847,636

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Accounts payable	$ 185,517	$ 221,505
Accrued expenses
Taxes, other than income taxes	28,819	32,552
Accrued Payroll	43,388	52,389
Other Accrued Expenses	10,045	14,427
Accrued interest	1,099,040	795,182
TOTAL CURRENT LIABILITIES	1,366,809	1,116,055

LONG-TERM DEBT
Stockholders payable	3,275,000	3,275,000

STOCKHOLDERS’ DEFICIT
Common stock	60,000	60,000
Additional paid-in capital	416,119	416,119
Accumulated deficit	(2,940,809)	(3,019,538)

TOTAL STOCKHOLDERS’ DEFICIT	(2,464,690)	(2,543,419)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$ 2,177,119	$ 1,847,636

See notes to unaudited financial statements.

Exhibit (a)(ii)

BURGER TIME CORPORATION
STATEMENTS OF OPERATIONS (unaudited)
FOR THE NINE MONTHS ENDED

	JUNE 27, 2004	JUNE 28, 2003

TOTAL SALES REVENUE	$ 3,699,426	$3,445,017

COST OF GOODS SOLD	2,483,592	2,223,723

GROSS PROFIT ON SALES	1,215,834	1,221,294

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	976,289	951,398

INCOME FROM OPERATIONS	239,545	269,896
OTHER INCOME (EXPENSE)
Interest expense	(160,816)	(252,463)
NET INCOME	$ 78,729	$ 17,433

See notes to unaudited financial statements.

Exhibit (a)(iii)

BURGER TIME CORPORATION

STATEMENT OF CASH FLOWS (unaudited)

FOR THE NINE MONTHS ENDED

	June 27, 2004	June 28, 2003

OPERATING ACTIVITIES:
Net income	$ 78,729	$ 17,433
Charges and credits to net income not affecting cash
Depreciation	38,751	103,506
Changes in assets and liabilities
Receivables	84,318	6,057
Inventories	1,877	(2,727)
Prepaid expenses	(311)	(13,745)
Accounts payable	(35,988)	574
Accrued expenses	286,742	198,021
NET CASH FROM OPERATING ACTIVITIES	454,118	309,119

INVESTING ACTIVITY
Property and equipment purchases	(7,675)	(58,073)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in line of credit, bank	0	(241,119)

NET CHANGE IN CASH	446,443	9,927

CASH AT BEGINNING OF YEAR	145,257	41,378

CASH AT END OF YEAR	$ 591,700	$ 51,305

See notes to unaudited financial statements.

Exhibit (a)(iv)

BURGER TIME CORPORATION

NOTES TO UNAUDITED FINANCIAL STATEMENTS

June 27, 2004

Note 1 - Basis of Financial Statement Presentation

The accompanying unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been consolidated or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading.

In the opinion of management, the unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations.  Results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or of the results for any future periods.

In preparation of the Company’s financial statements, management is required to make estimates and assumptions that affect reported amounts of assets and liabilities and related revenues and expenses.  Actual results could differ from the estimates used by management.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity- Burger Time Corporation (the “Company”) is engaged in the fast food restaurant business. The Company operates primarily in North Dakota, South Dakota and Minnesota geographic areas.

Accounts Receivable- The Company has recorded receivables from returned checks from customers in the amount of $5,976 and $6,772 as of June 27, 2004 and September 28, 2003, respectively, and $11,720 and $35,241 as of June 27, 2004 and September 28, 2003, respectively, from suppliers for estimated amounts to be received by the Company under marketing/volume programs.

Inventories- Inventories consist of food and paper products and are stated at the lower of cost (first in, first out method) or market.

Fiscal Year- The Company’s fiscal year ends on the Sunday nearest December 31st of each year. The fiscal year is generally 52 weeks; however it periodically consists of 53 weeks. The fiscal year ended December 28, 2003 (fiscal 2003) was 52 weeks.

Income Taxes- The Company and its stockholders have elected to be treated as an S corporation under the Internal Revenue Code. Under this election, the Company, as such, is not subject to income taxes. Instead, corporate taxable earnings are passed through to the Company’s stockholders who are responsible for any taxes which may be due.

Long Term Debt- The note payable of $3,275,000 at June 27, 2004, consists of an unsecured, demand note to a stockholder that bears interest at 10 percent. For the nine months ended June 27, 2004 and June 28, 2003, interest expense on this note totaled $81,428 and $163,078, respectively. As of June 27, 2004 and September 28, 2003, accrued interest on this note totaled $989,911 and $795,182, respectively.

Exhibit (a)(v)

INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors

Burger Time Corporation

Fargo, North Dakota

We have audited the accompanying balance sheet of Burger Time Corporation as of December 28, 2003 and the related statements of operations and accumulated deficit, and cash flows for the year then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Burger Time Corporation as of December 28, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

s/ Virchow, Krause & Company, LLP

Minneapolis, Minnesota

August 26, 2004

Exhibit (a)(vi)

BURGER TIME CORPORATION
BALANCE SHEET
DECEMBER 28, 2003

ASSETS

CURRENT ASSETS:
Cash	$ 261,616
Receivables	49,985
Inventories	38,554
Prepaid expenses	4,338
Total current assets	354,493

PROPERTY AND EQUIPMENT
Land	827,699
Buildings	1,104,782
Vehicles	78,380
Equipment	1,281,623
Total property and equipment	3,292,484
Less accumulated depreciation	(1,763,919)
Net Property and equipment	1,528,565

TOTAL	$ 1,883,058

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Note payable-stockholder	$ 3,275,000
Accounts payable	174,700
Accrued Expenses
Taxes, other than income taxes	136,079
Payroll	38,792
Interest-stockholder	908,484
Total current liabilities	4,533,055

STOCKHOLDERS’ DEFICIT
Common stock, par value $1 per share
60,000 shares authorized, issued and outstanding	60,000
Additional paid-in capital	416,119
Accumulated deficit	(3,126,116)
(2,649,997)
TOTAL	$ 1,883,058

See notes to financial statements.

Exhibit (a)(vii)

BURGER TIME CORPORATION
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
FOR THE YEAR ENDED DECEMBER 28, 2003

SALES	$ 4,820,409

COST OF SALES	3,161,663

GROSS PROFIT	1,658,746

OPERATING EXPENSES:
Selling	1,044,872
General and administrative	173,412
Total operating expenses	1,218,284

INCOME FROM OPERATIONS	440,462

OTHER INCOME (EXPENSE)
Miscellaneous income	2,262
Interest expense	(331,154)

NET INCOME	$ 111,570

ACCUMULATED DEFICIT

BALANCE, BEGINNING OF YEAR	$ (3,237,686)

Net income	111,570

BALANCE, END OF YEAR	$ (3,126,116)

See notes to financial statements.

Exhibit (a)(viii)

BURGER TIME CORPORATION
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 28, 2003

2003

OPERATING ACTIVITIES:
Net income	$ 111,570
Charges and credits to net income not affecting cash
Depreciation	59,217
Changes in assets and liabilities
Receivables	(1,433)
Inventories	(3,683)
Prepaid expenses	(3,430)
Accounts payable	(738)
Accrued expenses	352,247
NET CASH FROM OPERATING ACTIVITIES	513,750

INVESTING ACTIVITY
Property and equipment purchases	(1,581)

FINANCING ACTIVITIES
Payments on long-term debt	(223,540)
Change in checks issued in excess of cash in bank	(27,013)
NET CASH USED IN FINANCING ACTIVITIES	(250,553)

NET CHANGE IN CASH	261,616

CASH AT BEGINNING OF YEAR	0

CASH AT END OF YEAR	$ 261,616

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid for interest during the year	$ 4,321

See notes to financial statements.

Exhibit (a)(ix)

BURGER TIME CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 28, 2003

NOTE 1 – PRINCIPAL ACTIVITY AND SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity

Burger Time Corporation (the “Company”) is engaged in the fast food restaurant business. The Company operates primarily in North Dakota, South Dakota and Minnesota geographic areas.

Fiscal Year

The Company’s fiscal year ends on the Sunday nearest December 31st of each year. The fiscal year is generally 52 weeks; however it periodically consists of 53 weeks. The fiscal year ended December 28, 2003 (fiscal 2003) was 52 weeks.

Concentrations of Credit Risk

The Company’s cash balances are maintained in several bank deposit accounts, the balances of which periodically exceed federally insured limits.

Receivables and Credit Policy

The Company has recorded unsecured receivables from suppliers for estimated amounts to be received by the Company under marketing/volume programs. Management reviews receivables at year-end and charges operations with those considered uncollectible.

Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories consist of food and paper products and are stated at the lower of cost (first in, first out method) or market.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization is computed on the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 5 to 39 years. Depreciation expense for the year ended December 28, 2003 was $59,217.

Income Taxes

The Company and its stockholders have elected to be treated as an S corporation under the Internal Revenue Code. Under this election, the Company, as such, is not subject to income taxes. Instead, corporate taxable earnings are passed through to the Company’s stockholders who are responsible for any taxes which may be due.

Advertising Costs

Costs incurred for advertising are expensed as incurred. The Company incurred $7,740 of advertising costs for the year ended December 28, 2003.

NOTE 2 – NOTE PAYABLE

The note payable of $3,275,000 at December 28, 2003, consists of an unsecured, demand note to a stockholder that bears interest at 10 percent. For the year ended December 28, 2003 interest expense on this note totaled $326,833. As of December 28, 2003, accrued interest on this note totaled $908,484.

NOTE 3 – REAL ESTATE LEASE

The Company has an operating lease that extends through 2008 on a parcel of land. Under the lease, the Company pays $1,000 per month. Future minimum payments due under the lease are as follows for the years ending after December 28, 2003:

Years Ending	Amount
2004	$12,000
2005	12,000
2006	12,000
2007	12,000
2008	12,000

$60,000

NOTE 4 – SUBSEQUENT EVENT

On July 1, 2004 the Company sold substantially all of its assets and certain liabilities to Burger Time Acquisition Corporation (BTAC), a wholly-owned subsidiary of Sterion Incorporated (Sterion), for $3,014,950 pursuant to terms of a Business Transfer Agreement. Of the $3,014,950 in purchase price consideration, BTAC paid $714,950 in cash from working capital obtained from Sterion, and BTAC will pay $2,000,000 through Contracts for Deed on ten parcels of real estate. BTAC also assumed a lease relating to an eleventh parcel of real estate pursuant to an Assignment of Real Estate Lease dated effective July 1, 2004. The remaining $300,000 of consideration for BTAC’s purchase was paid by a Promissory Note dated July 1, 2004. Under the terms of the Business Transfer Agreement, if the purchase price is not paid in full by November 12, 2004, the purchase price will increase by $300,000 and BTAC will issue an additional promissory note for $300,000 to the Company. The additional promissory note is for a five-year term with interest only payments due monthly at the rate of 6% per annum and all interest and principal due at maturity. In connection with the transactions, the Company and two of its officers also entered into a Covenant Not to Compete dated July 1, 2004 in favor of BTAC. The obligations under the Contracts for Deed and Promissory Note(s) are guaranteed by a director of Sterion. The obligations under the Contracts for Deed and Promissory Note(s) are also secured by a security interest in all of the assets acquired by BTAC.

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